Exhibit 10.12

HUTCHINSON TECHNOLOGY INCORPORATED

SEVERANCE PAY PLAN

(As Amended and Restated Effective July 8, 2010)

I.	INTRODUCTION

Hutchinson Technology Incorporated (“HTI”) has established this Plan to provide severance pay to eligible employees of HTI whose employment is terminated in connection with certain events involving a reduction in our workforce. HTI in its complete and sole discretion will determine what a severance-eligible event is, who is an eligible employee, the amount of severance an employee is entitled to, and all other factual or interpretive issues arising under the Plan.

This Plan was originally effective April 17, 2000. This document amends and restates the Plan effective as of July 8, 2010. This document supersedes and replaces any policy, plan or practice that may have existed in the past regarding the payment of severance pay, and describes severance pay available to eligible employees who receive notice on or after July 8, 2010 of a “severance event” that will result in their termination of employment. This document is both the “Plan document” and the “summary plan description” for the Plan.

II.	ELIGIBILITY

You are considered a participant in this Plan if you meet all of the following requirements on the day immediately preceding your termination of employment:

•	You are classified by HTI as a regular U.S.-based, full-time employee of HTI.

•	If you are an hourly employee, more than 56 days have passed since your HTI employment began.

•

Your employment with HTI is not subject to a written employment agreement (unless that written employment agreement specifically provides that you are eligible for this Plan and mentions this Plan by name).

•	You have not received any special severance arrangement from HTI (unless that special severance arrangement specifically provides that you are eligible for this Plan and mentions this Plan by name).

•	You are not a participant in any other HTI severance plan.

All employees HTI classifies as Part-Time, Temporary, Supplemental, or Intern/Co-op employees are excluded.

You will be considered to be a “full-time” employee of HTI if you are regularly scheduled to work at least an average of 40 hours/week.

Persons who are classified by HTI as part-time, whose principal place of employment is outside the U.S., or who do not meet the requirements of HTI’s policies for being benefits eligible, are not participants in this Plan. Persons who are classified by HTI as “independent contractors,” as employees of some other entity whose services are leased to HTI, or as any other status in which HTI is not currently withholding income taxes from their wages, are not eligible to participate in this Plan while so classified, regardless of their correct legal status. If any employees ever become covered by a collective bargaining agreement, their continued participation in this Plan would be subject to negotiations with the collective bargaining representative.

The benefits described in this “summary plan description” are available to employees in positions below Director or Plant Manager level. Employees in positions of Directors or Plant Managers and above may participate in the Plan, but their terms of participation may be different.

III.	SEVERANCE EVENTS

If you are an eligible participant in this Plan, you will receive severance benefits if your employment with HTI is involuntarily terminated as a result of an event that management designates to be a “severance event.” Some examples of what HTI’s management could in its sole discretion determine to be a severance event are:

•	Closure of the HTI facility at which you work.

•	A permanent reduction in HTI’s workforce that results in the elimination of your position.

•	An organizational change that results in the elimination of your position.

Release Required. Regardless of the reason for your termination, you will not be eligible for severance benefits unless you sign a release of all claims against HTI (and its officers, employees and related entities, etc.) on a form provided by HTI for this purpose. HTI will determine the contents of the release form, and may revise it from time to time as appropriate to deal with particular severance situations. Severance benefits will be paid only after any period for rescinding the release has expired.

Ineligibility for Benefits. Severance benefits will not be paid under this Plan in any of the following circumstances:

•	You are offered another position with HTI and refuse to accept that position.

•	You voluntarily terminate your employment with HTI.

•	Your employment is terminated by HTI for a reason that is not declared by management to be a severance event (including, but not limited to, a termination based on job performance or misconduct).

•	You are placed on a temporary layoff.

•	Your employment terminates due to death, disability, or failure to return to work for HTI following a leave of absence, layoff or any other period of authorized absence from HTI.

•

Your employment with HTI is terminated in connection with a corporate event, such as a merger, acquisition or spin-off, or in connection with an outsourcing or similar transaction, and you are offered employment with a successor to part or all of HTI’s business or operations (whether or not you accept that offer).

•	You refuse to sign the release form prepared by HTI, or you rescind the release before it becomes final.

•

You leave HTI under any other program in which management solicits and accepts voluntary terminations (in which case, severance pay will be determined and paid only under the other program, unless that program specifically provides that you are eligible for this Plan and that benefits are cumulative).

•

You are covered by a written employment agreement with HTI at the time your employment terminates (unless that written employment agreement specifically provides that you are eligible for this Plan and mentions this Plan by name).

IV.	SEVERANCE BENEFITS

If you meet the eligibility requirements in Section II, have a severance event that qualifies under Section III and you are in a position below Director or Plant Manager, you will receive the benefits described in this Section IV. Your severance benefit will be a lump sum severance payment. The lump sum amount is determined according to the following formula:

60 hours of base pay for each year of service

The lump sum will be subject to all applicable withholding for taxes, and the net amount will be paid to you as soon as administratively feasible after the release has become irrevocable (or after the date your employment terminates, if later), but in no case later than March 15 of the calendar year following the calendar year in which your termination of employment occurs.

Years of Service. You will be credited with one year of service for each completed year of employment with HTI from your date of hire or adjusted date of hire,

whichever is most recent. Your “date of hire” or “adjusted date of hire” will be determined according to HTI’s personnel policies as in effect on the date you terminate employment.

If you have less than three years of service, you will nevertheless be credited with three years of service for purposes of this Plan.

If you have received a severance payment from HTI, are later rehired by HTI, and then have another severance event, the years of service before the previous severance payment will be disregarded in calculating your severance pay due to the new severance event. For example, if you worked 5 years, were terminated and received a severance payment, are rehired by HTI, work 4 more years, and then have another severance event, the severance amount would be 240 hours of base pay (60 hours x 4 years of service).

Your “base pay.” Severance benefits under this Plan are calculated using your hourly rate of base pay at the time your employment terminates. (For salaried employees, the hourly rate is determined by dividing the annual base salary by 2080 hours.) Base pay excludes overtime, bonuses, profit sharing, shift premiums, or any other special compensation.

Additional Benefits. Your lump sum amount as determined above will be increased by an additional amount equal to a certain percentage of the total premium for two months of group medical and/or dental coverage under HTI’s group benefit plan(s). The percentage will be (i) 100% if your employment terminates before the effective date of any extended COBRA premium assistance under the American Recovery and Reinvestment Act of 2009 (as amended) for individuals who experience an involuntary termination of employment after May 31, 2010, or (ii) otherwise, 35%. This additional benefit is only available if you are enrolled in HTI’s group medical and/or group dental coverage on the date of your termination of employment, and will be calculated by reference to your coverage and enrollment level in effect as of your termination of employment (i.e., medical employee only, medical and dental employee plus one, etc.).

Your coverage under HTI’s group benefit plan ceases as of the day of your termination of employment. The payment of the additional benefit described in this section does not impact your right and your family members’ right to continuation of medical and dental coverage under Internal Revenue Code section 4980B(f) or Section 602 of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”) or state law, nor does it provide for any payments or coverage under COBRA or state law or HTI’s group benefit plan. You are solely responsible for timely electing and paying all costs for continuation coverage under COBRA in accordance with the applicable group medical or dental plan.

Reductions of Severance Benefits. The gross amount of your severance benefits under this Plan will be reduced by (1) the gross amount of any payments that HTI makes to you to satisfy its obligations under the Worker Adjustment and Retraining Notification (“WARN”) Act or similar federal, state, and local laws, (2) the gross amount of any salary or wages you are paid for a period you are not working at HTI’s request after HTI has given you notice under the WARN Act (or similar federal, state, or local law) and prior to your termination of employment, and (3) consistent with applicable laws, any amount you owe HTI as determined by HTI’s Human Resources Department.

V.	AMENDMENT AND TERMINATION OF THE PLAN

HTI reserves the right to amend or terminate this Plan at any time and for any reason, without the consent of or notice to any employee or any other person having any beneficial interest in this Plan. Notwithstanding the foregoing, however, those employees who terminate employment prior to an amendment or termination of the Plan shall have their rights to severance benefits, if any, determined under the Plan as in effect on their last day of employment. Action to amend or terminate the Plan may be taken by the board of directors of HTI, by the Chief Executive Officer of HTI, or by any other individual or committee to whom such authority has been delegated by the board of directors.

VI.	SUBMITTING CLAIMS FOR BENEFITS

Normally, HTI will determine your eligibility and benefit amount on its own and without any action on your part, other than returning the release form. The severance payments will be made as soon as administratively feasible after the date the release becomes irrevocable.

Formal Claims for Benefits. If HTI has not acted on your termination, if you disagree with a decision made by HTI about whether your termination of employment is a “severance event,” or if you believe that the Plan’s terms or procedures have been violated in any way, and you want to pursue the matter further, you must submit a written claim for benefits. The claim must be signed by you and submitted to HTI’s Human Resources Department in Hutchinson, Minnesota within 6 months after your date of termination of employment. Claims received after that time will not be considered. Your written claim should explain, as best you can, what you want and why you believe you are entitled to it, and should include copies of any documents you believe are relevant or support your position.

HTI will ordinarily respond to your claim within 90 days of the date on which it is received. However, if special circumstances require an extension of the period of time for processing a claim, the 90-day period can be extended for an additional 90 days by giving you written notice of the extension and the reason why the extension is necessary.

HTI will give you a written notice of its decision if it denies your claim for benefits in whole or in part. The notice will explain the specific reasons for the decision and the procedures for appealing the decision.

Appeals. If you do not agree with the decision of HTI and want to pursue the matter further, you must, within 60 days after receiving the notice that your claim has been denied, file a written appeal with HTI’s Human Resources Department in Hutchinson, Minnesota. Your written appeal should describe all reasons why you believe the claim denial was in error, and should include copies of all documents that you want considered in support of your appeal. Your appeal will be decided based on the information you submit and we assemble, so you should make sure your submission is complete.

If you wish, you may review and/or make copies of all documents that we considered or relied on in deciding your claim. These copies will be provided to you free of charge.

Generally, your appeal will be decided within 60 days after HTI receives it. However, if special circumstances require a delay, the appeal may take up to 120 days. (If a decision cannot be made within the 60-day period, you will be notified of this fact in writing.) You will receive a written notice of the decision on the appeal, which will explain the reasons for the decision by making specific reference to the Plan provisions on which the decision is based. If you wish, you may review and/or make copies of all documents that we considered or relied on in deciding your appeal. These copies will be provided to you free of charge

If your appeal is denied in whole or in part, at that point you have the right to file a lawsuit in federal court challenging the denial. A court generally will review our decision based on the evidence and arguments that you presented during the claim and appeal process, so you should make sure that everything that you believe supports your position is submitted to us during that process.

VII.	PLAN ADMINISTRATION

The following information relates to the administration of the Plan and the determination of Plan benefits.

Name of Plan:

Hutchinson Technology Incorporated Severance Pay Plan

Type of Plan:

The Plan is a “welfare benefits plan” that provides severance benefits in the event a participant’s employment with HTI is terminated under certain circumstances. All benefits are paid from the general assets of HTI. No trust fund, insurance contract or other pool of assets is maintained to provide Plan benefits.

Plan Administrator/Plan Sponsor:

HTI is the “Plan Sponsor” and “Plan Administrator” of this Plan. Communications to HTI regarding the Plan should be addressed to:

Hutchinson Technology Incorporated

ATTN: Human Resources Department

40 West Highland Park Drive NE

Hutchinson, MN 55350

Telephone: (320) 587-3797

As Plan Administrator, HTI has full discretionary authority to interpret the provisions of the Plan and to determine which participants are eligible for Plan benefits and the amount of those benefits. HTI also has full discretionary authority to correct any errors that may occur in the administration of the Plan, including recovering any overpayment of benefits from the person who received it.

Employer Identification Number:

HTI’s Federal Employer Identification Number is 41-0901840.

Plan Number:

For Federal reporting purposes, the Plan has been assigned an identification number of 506.

Plan Year:

The Plan Year of this Plan is the calendar year.

Agent for Service of Legal Process:

Legal process regarding the Plan may be served on HTI at the address listed above.

Assignment of Benefits:

You cannot assign your benefits under this Plan to anyone else, and your benefits are not subject to attachment by your creditors. HTI will not pay Plan benefits to anyone other than you (or your estate if you die after having a qualifying severance event but before the severance payment can be made to you).

Statement of Rights of Participants:

As a participant in this Severance Pay Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (“ERISA”). ERISA provides that all Plan participants are entitled to:

1.	Examine, without charge, at HTI’s Human Resources Department and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and at the Public Disclosure Room of the Employee Benefits Security Administration.

2.	Obtain, upon written request to HTI’s Human Resources Department, copies of all documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series) and updated summary plan description. A reasonable charge may be made for the copies.

3.	Receive a summary of any annual financial report filed by the Plan (if the Plan is required to file such a report). HTI is required by law to furnish each participant with a copy of this summary financial report.

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

If your claim for a benefit under the Plan is denied or ignored in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require HTI to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond its control. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

If you have any questions about the Plan, you should contact HTI’s Human Resources Department. If you have any questions about this statement or about your rights under ERISA, or if you need assistance getting documents from HTI, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C., 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

HUTCHINSON TECHNOLOGY INCORPORATED

SEVERANCE PAY PLAN

(As Amended and Restated Effective July 8, 2010)

Appendix I – Applicable to Employees of HTI Classified As Directors or Plant Managers

If you meet the eligibility requirements in Section II of the Severance Pay Plan (“Plan”), have a severance event that qualifies you under Section III, and you are serving HTI in a position of Director or Plant Manager, your benefits will be determined under this Appendix rather than under Section IV of the Plan. All other terms of the Plan apply to you.

Your severance benefit will be a lump sum payment. Your lump sum payment will be a minimum of 26 weeks of base pay. If you have 10 or more years of service, you will receive an additional week of pay for each completed year of service in excess of nine, subject to a maximum of 52 weeks.

The lump sum payment will be subject to all applicable withholding taxes and the net amount will be paid to you as soon as administratively feasible after your release has become irrevocable. For sake of clarity under Internal Revenue Code section 409A, the net amount will in no case be paid later than March 15 of the year following the year in which your termination of employment occurs.

Years of Service. You will be credited with one year of service for each completed year of employment with HTI from your date of hire or adjusted date of hire, whichever is most recent. Your “date of hire” or “adjusted date of hire” will be determined according to HTI’s personnel policies as in effect on the date you terminate employment.

If you have received a severance payment from HTI, are later rehired by HTI, and then have another severance event, the years of service before the previous severance payment will be disregarded in calculating your severance pay due to the new severance event.

Week of Base Pay. Severance benefits under this Appendix are calculated based on your annual base pay in effect at the time your employment terminates. Your “base pay” excludes overtime, bonuses, profit sharing, shift premiums, or any other special compensation. A “week of base pay” is calculated by dividing your annual base pay by 52.

Additional Benefits. Your lump sum amount as determined above will be increased by an additional amount equal to the premium for two months of group medical and/or dental coverage under HTI’s group benefit plan(s). This additional benefit is only available if you are enrolled in HTI’s group medical and/or group dental coverage on the date of your termination of employment, and will be calculated by reference to your coverage and enrollment level in effect as of your termination of employment (i.e., medical employee only, medical and dental employee plus one, etc.).

Your coverage under HTI’s group benefit plan ceases as of the day of your termination of employment. The payment of the additional benefit described above does not impact your right and your family members’ right to continuation of medical and dental coverage under Internal Revenue Code Section 4980B(f) or Section 602 of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”) or state law, nor does it provide for any payments or coverage under COBRA or state law or HTI’s group benefit plan. You are solely responsible for timely electing and paying all costs for continuation coverage under COBRA in accordance with the applicable group medical or dental plan.

Reductions of Severance Benefits. The gross amount of your severance benefits under this Appendix will be reduced by (1) the gross amount of any payments that HTI makes to you to satisfy its obligations under the Worker Adjustment and Retraining Notification (“WARN”) Act or similar federal, state, and local laws, (2) the gross amount of any salary or wages you are paid for a period you are not working at HTI’s request after HTI has given you notice under the WARN Act (or similar federal, state or local law) and prior to your termination of employment, and (3) consistent with applicable laws, any amount you owe HTI as determined by HTI’s Human Resources Department.

Outplacement Services. You will receive professional outplacement services at HTI’s expense. The provider of outplacement services will be selected by HTI. The duration of these services will not exceed three months, with such three-month period beginning immediately following your termination of employment (and in no event will reimbursement occur later than the end of the calendar year following your termination of employment).

HUTCHINSON TECHNOLOGY INCORPORATED

SEVERANCE PAY PLAN

(As Amended and Restated Effective July 8, 2010)

Appendix II – Applicable to Employees of HTI Classified As Vice Presidents

If you meet the eligibility requirements in Section II of the Severance Pay Plan (“Plan”), have a severance event that qualifies you under Section III and you are serving HTI in a position of Vice President, your benefits will be determined under this Appendix rather than under Section IV of the Plan. All other terms of the Plan apply to you.

Your severance benefit will be a lump sum payment. Your lump sum payment will equal one times your annual “base pay” in effect immediately prior to your termination of employment, plus an additional amount equal to your “average bonus.” Your “base pay” excludes overtime, bonuses, profit sharing, shift premiums, or any other special compensation. Your “average bonus” is calculated by reference to the bonus, if any, you received for the three annual bonus periods that ended with or immediately prior to your termination of employment. If you were eligible to receive a bonus for all three of such bonus periods, your “average” bonus is the sum of the bonuses received for such periods (which may be zero if you did not receive a bonus for any of the periods), divided by three. If you were eligible to receive a bonus for only one or two of such bonus periods (for example, because you were recently employed), then your “average bonus” equals the amount of the bonus received for such bonus period(s), divided by one or two, as applicable. If you were not eligible to receive a bonus for any bonus period, your “average bonus” is zero.

The lump sum payment will be subject to all applicable withholding taxes and the net amount will be paid to you as soon as administratively feasible after your release has become irrevocable. For sake of clarity under Internal Revenue Code section 409A, the net amount will in no case be paid later than March 15 of the calendar year following the calendar year in which your termination of employment occurs.

Additional Benefits. Your lump sum amount as determined above will be increased by an additional amount equal to the premium for six months of group medical and/or dental coverage under HTI’s group benefit plan(s). This additional benefit is only available if you are enrolled in HTI’s group medical and/or group dental coverage on the date of your termination of employment, and will be calculated by reference to your coverage and enrollment level in effect as of your termination of employment (i.e., medical employee only, medical and dental employee plus one, etc.).

Your coverage under HTI’s group benefit plan ceases as of the day of your termination of employment. The payment of the additional benefit described above does not impact your right and your family members’ right to continuation of medical and dental coverage under Internal Revenue Code Section 4980B(f) or Section 602 of the Employee Retirement Income

Security Act of 1974, as amended (“COBRA”) or state law, nor does it provide for any payments or coverage under COBRA or state law or HTI’s group benefit plan. You are solely responsible for timely electing and paying all costs for continuation coverage under COBRA in accordance with the applicable group medical or dental plan.

Reductions of Severance Benefits. The gross amount of your severance benefits under this Appendix will be reduced by (1) the gross amount of any payments that HTI makes to you to satisfy its obligations under the Worker Adjustment and Retraining Notification (“WARN”) Act or similar federal, state, and local laws, (2) the gross amount of any salary or wages you are paid for a period you are not working at HTI’s request after HTI has given you notice under the WARN Act (or similar federal, state or local law) and prior to your termination of employment, and (3) consistent with applicable laws, any amount you owe HTI as determined by HTI’s Human Resources Department.

Outplacement Services. You will receive professional outplacement services at HTI’s expense. The provider of outplacement services will be selected by HTI. The duration of these services will not exceed six months, with such six-month period beginning immediately following your termination of employment (and in no event will reimbursement occur later than the end of the calendar year following your termination of employment).

HUTCHINSON TECHNOLOGY INCORPORATED

SEVERANCE PAY PLAN

(As Amended and Restated Effective July 8, 2010)

Appendix III – Applicable to Senior Executives of HTI

If you meet the eligibility requirements in Section II of the Severance Pay Plan (“Plan”), have a severance event that qualifies you under Section III, and you are in one of the positions listed below, your benefits will be determined under this Appendix rather than under Section IV of the Plan. All other terms of the Plan apply to you.

This Appendix applies to employees serving HTI in the following positions:

•	Chief Executive Officer

•	Chief Financial Officer

•	Chief Technology Officer

•	President (Company and/or Divisional)

Your severance benefit will be a lump sum payment. Your lump sum payment will equal one and one-half (1.5) times your annual “base pay” in effect immediately prior to your termination of employment, plus an additional amount equal to your “average bonus.” Your “base pay” excludes overtime, bonuses, profit sharing, shift premiums, or any other special compensation. Your “average bonus” is calculated by reference to the bonus, if any, you received for the three annual bonus periods that ended with or immediately prior to your termination of employment. If you were eligible to receive a bonus for all three of such bonus periods, your “average” bonus is the sum of the bonuses received for such periods (which may be zero if you did not receive a bonus for any of the periods), divided by three. If you were eligible to receive a bonus for only one or two of such bonus periods (for example, because you were recently employed), then your “average bonus” equals the amount of the bonus received for such bonus period(s), divided by one or two, as applicable. If you were not eligible to receive a bonus for any bonus period, your “average bonus” is zero.

The lump sum payment will be subject to all applicable withholding taxes and the net amount will be paid to you as soon as administratively feasible after your release has become irrevocable. For sake of clarity under Internal Revenue Code section 409A, the net amount will in no case be paid later than March 15 of the calendar year following the calendar year in which your termination of employment occurs.

Additional Benefits. Your lump sum amount as determined above will be increased by an additional amount equal to the premium for 12 months of group medical and/or dental coverage under HTI’s group benefit plan(s). This additional benefit is only available if you are enrolled in HTI’s group medical and/or group dental coverage on the date of your termination of employment, and will be calculated by reference to your coverage and enrollment level in effect as of your termination of employment (i.e., medical employee only, medical and dental employee plus one, etc.).

Your coverage under HTI’s group benefit plan ceases as of the day of your termination of employment. The payment of the additional benefit described above does not impact your right and your family members’ right to continuation of medical and dental coverage under Internal Revenue Code Section 4980B(f) or Section 602 of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”) or state law, nor does it provide for any payments or coverage under COBRA or state law or HTI’s group benefit plan. You are solely responsible for timely electing and paying all costs for continuation coverage under COBRA in accordance with the applicable group medical or dental plan.

Reductions of Severance Benefits. The gross amount of your severance benefits under this Appendix will be reduced by (1) the gross amount of any payments that HTI makes to you to satisfy its obligations under the Worker Adjustment and Retraining Notification (“WARN”) Act or similar federal, state, and local laws, (2) the gross amount of any salary or wages you are paid for a period you are not working at HTI’s request after HTI has given you notice under the WARN Act (or similar federal, state or local law) and prior to your termination of employment, and (3) consistent with applicable laws, any amount you owe HTI as determined by HTI’s Human Resources Department.

Outplacement Services. You will receive professional outplacement services at HTI’s expense. The provider of outplacement services will be selected by HTI. The duration of these services will not exceed 12 months, with such 12-month period beginning immediately following your termination of employment (and in no event will reimbursement occur later than the end of the second calendar year following your termination of employment).